Exhibit 10.7

SIXTH AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of November 9, 2017, is made and entered into by and among SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“Lender”) and TRANS-LUX CORPORATION, a Delaware corporation (“Trans-Lux”), TRANS-LUX DISPLAY CORPORATION, a Delaware corporation (“TDC”), TRANS-LUX MIDWEST CORPORATION, an Iowa corporation (“TMC”), TRANS-LUX ENERGY CORPORATION, a Connecticut corporation (“TEC”, and together with Trans-Lux, TDC, and TMC, individually and collectively, “Borrower”).

WHEREAS, Borrower and Lender are parties to that certain Credit and Security Agreement dated as of July 12, 2016 (as the same may from time to time be amended, restated, supplemented or otherwise modified, collectively, the “Credit Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender has made certain credit facilities available to Borrower.  The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto are referred to herein collectively as the “Existing Loan Documents.”

WHEREAS, Borrower has requested and Lender has agreed to, among other things, amend the terms and conditions of the Existing Loan Documents pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Defined Terms.  Initially capitalized terms used herein and not defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

2.                  Amendments to Credit Agreement.  Effective as of August 31, 2017, the Credit Agreement is hereby amended as follows:

(a)                The Fixed Charge Coverage Ratio financial covenant set forth on Annex I of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

1)           Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

  (i) On the last Business Day at the end of the Test Period ending August 31, 2017 and on the last Business Day at the end of each Test Period thereafter, the Fixed Charge Coverage Ratio shall not be less than 1.0 to 1.0.

(b)               The definition of Fixed Charges set forth on Annex I of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

  “Fixed Charges” shall mean the sum of the following:  (a) all Interest Expenses, all principal payments made on Indebtedness, all payments with respect to Capitalized Lease Obligations (to the extent not otherwise included), and all sinking fund payments made by Borrower, plus (b) all Capital Expenditures by Borrowers, plus (c) all Distributions to equity holders, plus (d) all payments described in Section 7.5(ii); provided, however, any Distributions made solely as a result of the Current Issuance shall be excluded as a Fixed Charge.

(c)                The definition of Test Period set forth on Annex I of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

  “Test Period” shall mean (i) with respect to the Fixed Charge Coverage Ratio, (a) the one (1) calendar month ending August 31, 2017 (taken as one accounting period), (b) the two (2) calendar months ending September 30, 2017 (taken as one accounting period), (c) the three (3) calendar months ending October 31, 2017 (taken as one accounting period), (d) the four (4) calendar months ending November 30, 2017 (taken as one accounting period), (e) the five (5) calendar months ending December 31, 2017 (taken as one accounting period), (f) the six (6) calendar months ending January 31, 2018 (taken as one accounting period), (g) the seven (7) calendar months ending February 28, 2018 (taken as one accounting period), (h) the eight (8) calendar months ending March 31, 2018 (taken as one accounting period), (i) the nine (9) calendar months ending April 30, 2018 (taken as one accounting period), (j) the ten (10) calendar months ending May 31, 2018 (taken as one accounting period), (k) the eleven (11) calendar months ending June 30, 2018 (taken as one accounting period), (l) the twelve (12) calendar months ending July 31, 2018 (taken as one accounting period) and (m) the twelve (12) most recent calendar months then ended for each calendar month thereafter (taken as one accounting period), and (ii) with respect to the Loan Turnover Rate, the three (3) consecutive month period then ended for each calendar month (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

3.                  Representations and Warranties.  Borrower represents and warrants to Lender that, before and after giving effect to this Agreement:

(a)                All warranties and representations made to Lender under the Credit Agreement and the Loan Documents are accurate in all material respects on and as of the date hereof as if made on and as of the date hereof, before and after giving effect to this Agreement.

(b)               The execution, delivery and performance by each Credit Party of this Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which would reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which would reasonably be expected to have a Material Adverse Effect; (iv) except as set forth herein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained.

(c)                This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection herewith constitutes the legal, valid and binding obligation of each respective Credit Party, enforceable against such Credit Party in accordance with its respective terms.

(d)               No Default or Event of Default has occurred and is continuing or would exist under the Credit Agreement or any of the Loan Documents, before and after giving effect to this Agreement.

4.                  Conditions Precedent.  The amendments set forth in Section 2 shall be effective upon completion of the following conditions precedent (with all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a)                Lender shall have received this Agreement duly executed by Borrower;

(b)               Payment of all fees, charges and expenses payable to Lender on or prior to the date hereof, if any, and an amendment fee which Borrower hereby agrees Lender has fully earned as of the date hereof in an amount equal to Twenty-Five Thousand and No/100 Dollars ($25,000.00); and

(c)                Borrower shall have executed and/or delivered such additional documents, instruments and agreements as requested by Lender.

5.                  Miscellaneous.

(a)                Reference to the Effect on the Credit Agreement.  Upon the effectiveness of this Agreement, each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import or (ii) the other Loan Documents to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by this Agreement.

(b)               Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof.

(c)               Release.  By execution of this Agreement, Borrower acknowledges and confirms that Borrower does not have any actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent arising out of or relating to this Agreement, the Credit Agreement or the other Loan Documents against any Released Party (as defined below), whether asserted or unasserted.  Notwithstanding any other provision of any Loan Document, to the extent that such actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and/or demands may exist, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties, arising out of or relating to this Agreement, the Credit Agreement and the other Loan Documents which Releasing Parties ever had or now have against any Released Party, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

(d)               Security Interest.  Borrower hereby confirms and agrees that all security interests and liens granted to Lender continue in full force and effect and shall continue to secure the Obligations.  All Collateral remains free and clear of any liens other than liens in favor of Lender and Permitted Liens.  Nothing herein contained is intended to in any way impair or limit the validity, priority and extent of Lender’s existing security interest in and liens upon the Collateral.

(e)                Costs and Expenses.  Borrower agrees to pay on demand all usual and customary costs and expenses of Lender and/or its Affiliates in connection with the preparation, execution, delivery and enforcement of this Agreement and all other agreements and instruments executed in connection herewith, including, including without limitation reasonable attorneys’ fees and expenses of Lender’s counsel.

(f)                GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS.

(g)               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.  Signatures sent by facsimile or electronic mail shall be deemed originals for all purposes and shall bind the parties hereto.

(h)               Loan Document.  This Agreement and any assignment, instrument, document, or agreement executed and delivered in connection with or pursuant to this Agreement shall be deemed to be a “Loan Document” under and as defined in the Credit Agreement for all purposes.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first hereinabove written.

BORROWER:                                              TRANS-LUX CORPORATION, a Delaware corporation

TRANS-LUX DISPLAY CORPORATION, a Delaware corporation

TRANS-LUX MIDWEST CORPORATION, an Iowa corporation

TRANS-LUX ENERGY CORPORATION, a Connecticut corporation

By:/s/ Todd Dupee

Name:  Todd Dupee

Title: Vice President and Controller

As Vice President and Controller of each of the
above entities and, in such capacity, intending by
this signature to legally bind each of the above entities

Signature Page to Sixth Amendment to Credit and Security Agreement

LENDER:                                                      SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership

By: /s/ Melinda Franek
Name: Melinda Franek
Title:  Authorized Signatory

Signature Page to Sixth Amendment to Credit and Security Agreement